EXHIBIT 5.1

                              CENDANT CORPORATION
                                  6 Sylvan Way
                          Parsippany, New Jersey 07054
                             Phone: (973) 496-5331
                                    496-7207



                                                              March 6, 1998
Eric J. Bock
Vice President-Legal
Cendant Corporation
6 Sylvan Way
Parsippany, New Jersey 07054

Ladies and Gentlemen:

                  I am acting as counsel for Cendant Corporation, a Delaware corporation (the "Company"), and Cendant Capital I, a Delaware business trust (the "Trust"), in connection with their filing with the Securities and Exchange Commis sion (the "Commission") of a Registration Statement (File No. 333-45227) on Form S-3 (the "Registration Statement") with respect to the Company's (i) debentures (the "Debentures"), (ii) shares of common stock, $.01 par value per share (collectively, the "Common Stock"), (iv) stock purchase contracts to purchase the Common Stock (the "Stock Purchase Contracts") and (v) stock purchase units, each representing ownership of a Stock Purchase contract and Debentures, the Preferred Securities (as defined below) or debt obligations of third parties, including U.S. Treasury Securi ties, securing the holder's obligation to purchase the Common Stock under the stock Purchase Contract ("Stock Purchase Units"). The Registration Statement also relates to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of preferred securities of the Trust (the "Preferred Securities") and guarantee of the Preferred Securities by the Company (the "Preferred Securities Guarantee"). Capitalized terms used but not defined herein are used as defined in the Registration Statement.

                  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.



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                  In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the certificate of trust of the Trust, dated February 5, 1998, as filed with the Secretary of State of the State of Delaware; (ii) the Declaration (including the designation of the terms of the Preferred Securities annexed thereto); and
(iii) the Preferred Securities. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submit ted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Trust, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, I have assumed that the Declaration and the Preferred Securities when executed, will be substantially in the form reviewed by me. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written state ments and representatives of officers, trustees and other representatives of the Company, the Trust and others.

                  I am admitted to the bar in the States of New York and New Jersey, and I express no opinion as to the laws of any other jurisdiction.

                  Based on the above, upon and subject to the foregoing, I am of the opinion that:

                  1. The Company is a corporation duly incorporate and validly existing pursuant to the laws of the State of Delaware.

                  2. The Debentures, the Common Stock, the Stock Purchase Contracts and the Stock Purchase Units, which are covered by the Registration Statement, when sold will be legally issued by the Company, duly authorized, fully paid and non-assessable and, in the case of the Debentures, will constitute valid and

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                           binding obligations of the Company, enforceable
                           against the Company in accordance with their terms except as such en forcement is subject to any applicable bankruptcy insolvency, reorganization or other laws relating to or affecting creditors' rights generally and general principles of equity.

                  3. Upon issuance, the Preferred Securities Guarantee will consti tute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.


                  I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the use of my name under the heading "Legal Opinions" in the prospectus supplement included in the Registra tion Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is ex pressed as of the date hereof unless otherwise expressly stated and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                                Very truly yours,


                                                 /s/ Eric J. Bock
                                                -----------------------------
                                                Eric J. Bock

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